Exhibit 99.1

GAP INC. NAMES CYNTHIA HARRISS AS PRESIDENT, GAP BRAND

Diane Neal Promoted to Lead Gap Inc.’s Outlet Division

SAN FRANCISCO — April 18, 2005 — Gap Inc. (NYSE: GPS) today announced that Cynthia Harriss, President of Gap Inc. Outlet, has been named President of Gap brand, effective May 2, 2005. In her new role, Harriss will oversee all aspects of Gap brand in North America, including Gap Adult, GapKids, babyGap and GapBody.

Harriss will report to Gap Inc. President and CEO Paul Pressler and continue to serve on the company’s Executive Leadership Team.

“Through her 30 years of retail experience, Cynthia has demonstrated that she is a strong operator and merchant, as well as an exceptional leader with a track record of inspiring and developing great teams,” said Pressler. “During her successful tenure leading our Outlet division, Cynthia gained a deep understanding of our brands. I am confident in her ability to lead the evolution of Gap, as we position it for the future.”

“I am proud to have the opportunity to lead one of America’s most iconic brands, and look forward to working with Gap’s talented team to take the brand forward,” said Harriss.

Harriss, 53, joined Gap Inc. in February 2004, as President of Gap Inc.’s Outlet division, where she oversaw all aspects of the division, supporting nearly 250 outlet stores across the United States.

Previously, she held the position of President of the Disneyland Resort division of The Walt Disney Company, and served as Senior Vice President of Stores for The Disney Store. Before Disney, she spent 19 years with Paul Harris Stores in various merchandising management and operational capacities, including Vice President, General Merchandise Manager and Senior Vice President of Stores.

Harriss is filling a position that was vacated when former Gap President, Gary Muto, took on the position of President for Gap Inc.’s new fourth brand in September 2004.

Diane Neal Named Gap Inc. Outlet President

Diane Neal, Senior Vice President of Merchandising for Gap Inc. Outlet, will assume Ms. Harriss’ position as President for Gap Inc. Outlet, effective May 2, 2005. Ms. Neal will report to Gap Inc. President and CEO Paul Pressler and will serve on Gap Inc.’s Executive Leadership Team.

“In addition to her 25 years of retail management experience, Diane has brought solid leadership and operational expertise to our Outlet division, making her a strong fit for this role,” said Pressler.

Neal, 48, joined Gap Inc. in October 2004. Previously, she served as President for Mervyn’s for three years. Prior to her position at Mervyn’s, Neal held various cross-functional, executive positions within the Target Corporation, including home, women’s and men’s apparel. Later she took on leadership roles within the merchandising organizations.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2004 sales were $16.3 billion. Gap Inc. operates about 3,000 stores in the United States, the United Kingdom, Canada, France and Japan. For more information, please visit gapinc.com.

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